Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Return Optimization Securities Linked to a Global ETF Basket due December 29, 2016	$5,000,000.00	$581.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated November 14, 2014 and Product Supplement dated November 17, 2014)

UBS AG $5,000,000 Return Optimization Securities

Linked to a Global ETF Basket due December 29, 2016

Investment Description

UBS AG Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of a weighted basket (the “underlying basket”) of shares of selected exchange traded funds (each, a “basket asset”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”). If the basket return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 3.0 times the basket return, up to the maximum gain of 22.60%. If the basket return is zero, UBS will repay the principal amount at maturity. However, if the basket return is negative, UBS will repay less than the principal amount at maturity, if anything, resulting in a loss of a percentage of your principal amount that is equal to the basket return, and in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive basket return up to the maximum gain.

❑

Full Downside Market Exposure at Maturity: If the basket return is negative, UBS will repay less than the principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the basket return. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.

Key Dates

Trade Date	December 22, 2014
Settlement Date	December 26, 2014
Final Valuation Date*	December 22, 2016
Maturity Date*	December 29, 2016

*	Subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Securities at maturity, and the Securities may have the same downside market risk as the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Return Optimization Securities linked to a weighted basket of shares of selected exchange traded funds. The basket assets are described in more detail beginning on page 10 of this pricing supplement. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Basket	Weighting of Each Basket Asset	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Basket Level	CUSIP	ISIN
iShares® MSCI® EAFE ETF (EFA)	15%
iShares® MSCI® Emerging Markets ETF (EEM)	15%	3.0	22.60%	$12.26	100.00	90274F429	US90274F4292
SPDR® S&P 500® ETF Trust (SPY)	70%

The estimated initial value of the Securities as of the trade date is $9.673 for Securities linked to a weighted basket of shares of selected exchange traded funds. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated November 17, 2014, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Optimization & Performance Strategies product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$5,000,000.00	$100,000.00	$4,900,000.00

UBS Financial Services Inc. Pricing Supplement dated December 22, 2014	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Optimization & Performance Strategies product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated November 17, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413667/d818874d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated November 17, 2014, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying basket.

♦

You believe the underlying basket will appreciate over the term of the Securities and that the percentage of appreciation is unlikely to exceed an amount equal to the maximum gain indicated on the cover of this pricing supplement.

♦

You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain indicated on the cover of this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the basket assets.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying basket.

♦

You believe that the level of the underlying basket will decline during the term of the Securities and is likely to close below the initial basket level on the final valuation date, or you believe the underlying basket will appreciate over the term of the Securities by more than the maximum gain indicated on the cover of this pricing supplement.

♦

You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain indicated on the cover of this pricing supplement.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You seek current income from this investment or prefer to receive the dividends paid on the basket assets.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 3 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-25 of the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 2 years.
Maximum Gain	22.60%.
Multiplier	3.0

Underlying Basket	The Securities are linked to a weighted basket of shares of the following exchange traded funds (each a “Basket Asset”):
	Basket Asset	Weighting of Basket Asset	Bloomberg Symbol	Initial Basket Asset Price
	iShares® MSCI® EAFE ETF	15%	EFA	$62.00
	iShares® MSCI® Emerging Markets ETF	15%	EEM	$39.38
	SPDR® S&P 500® ETF Trust	70%	SPY	$207.47

Payment at Maturity (per Security)

If the basket return is positive, UBS will pay you an amount in cash equal to:

$10 + ($10 × the lesser of (3.0 × Basket Return) and (Maximum Gain))

If the basket return is zero, UBS will pay you an amount in cash equal to your principal amount:

$10

If the basket return is negative, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 + ($10 x Basket Return)

In such a case, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment.

Basket Return	The quotient, expressed as a percentage of: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100.00
Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent, calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its weighting)]
Basket Asset Return	With respect to each basket asset, the percentage change from the respective initial basket asset price to the respective final basket asset price, calculated as follows:
Final Basket Asset Price – Initial Basket Asset Price Initial Basket Asset Price
Initial Basket Asset Price	With respect to each basket asset, the closing price for such basket asset on the trade date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the Optimization & Performance Strategies product supplement).
Final Basket Asset Price	With respect to each basket asset, the closing price for such basket asset on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the Optimization & Performance Strategies product supplement).

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. You will be exposed to any decline in the underlying basket from the initial basket level to the final basket level. Therefore, if the basket return is negative, you will lose a percentage of your principal amount that is equal to the basket return. You could lose some or all of your initial investment in the Securities.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier and the return you realize may be less than the multiplier times the underlying basket’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier, subject to the maximum gain, from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain, and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying basket or the basket assets.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying basket and the basket assets and indirectly linked to the value of the stocks (the “underlying equity constituents”), futures contracts on physical commodities (“constituent commodities”) and other assets constituting the basket assets (collectively, the “underlying constituents”), and will depend on whether, and the extent to which, the respective basket asset returns are positive or negative. The prices of the basket assets can rise or fall sharply due to factors specific to the basket assets or and the jurisdictions of the underlying constituents, as well as general market factors. These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the issuers of the basket assets (“basket asset issuers”) with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility of the basket assets and underlying constituents, the expected dividends on the basket assets and the underlying equity constituents, if applicable, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying basket, the prices of the basket assets and underlying constituents; the volatility of the basket assets and underlying constituents; the dividend rate paid on the basket assets and underlying equity constituents, if applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Changes in closing prices of the basket assets may offset each other — The Securities are linked to a weighted basket of shares of selected exchange traded funds. Changes in the value of the basket assets may not correlate with each other. For instance, while the final basket asset price of one or more of the basket assets may increase relative to the corresponding initial basket asset price(s), the final basket asset price of one or more of the other basket assets may not increase by the same amount or may even decline. Therefore, in calculating the final basket level, increases in the price of one or more of the basket assets may be moderated, or offset, by lesser increases or declines in the price of one or more of the other basket assets. In addition, a high correlation between the basket assets of movements in the prices of the basket assets during periods of negative returns could have an adverse effect on the payment at maturity on the Securities. This affect is further amplified by the differing weights of the basket assets. SPDR® S&P 500® ETF Trust, which is the more heavily weighted basket asset will have a larger impact on the basket return than the lesser weighted basket assets.

♦

Owning the Securities is not the same as owning the basket assets or the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the basket assets or underlying constituents. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the basket assets or underlying constituents may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether, and the extent to which, the level of the underlying basket will rise or fall. There can be no assurance that the final basket level will be equal to or greater than the initial basket level. The final basket level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the basket assets. You should be willing to accept the risks of owning equities in general and the basket assets in particular, and the risk of losing some or all of your initial investment.

♦

The value of any basket asset may not completely track the value of the underlying constituents in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket asset will usually mirror the characteristics and valuations of the underlying constituents in which such exchange traded fund invests, its value may not completely track the value of such underlying constituents. The value of any basket asset will reflect transaction costs and fees that the underlying constituents in which that exchange traded fund invests do not have. In addition, although a basket asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket asset or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket assets may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket asset may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.

♦

Failure of one or more basket assets to track the level of their applicable underlying indices — While each basket asset is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each basket asset from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each basket asset will not be equal to the performance of its underlying index during the term of the Securities.

♦

The Securities are subject to currency exchange rate risk — The Securities are linked in part to the iShares® MSCI® EAFE ETF (“EFA Fund”) and the iShares® MSCI® Emerging Markets ETF (“EEM Fund”). Each of these funds invests in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Securities linked to the EFA Fund and EEM Fund will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EFA Fund and EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the EFA Fund and EEM Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the EFA Fund and EEM Fund invests will be adversely affected and the value of the Securities may decrease.

♦

The Securities are subject to non-U.S. securities market risk — The EFA Fund and EEM Fund are subject to risks associated with non-U.S. securities markets. An investment in the Securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

The Securities are subject to emerging markets risk — The EEM Fund is subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦

The basket assets are not equally weighted — The Securities are linked to a basket of three basket assets, and the basket assets have different weights in determining the value of the basket. The same percentage change in two of the basket assets could therefore have different effects on the basket closing value because of the unequal weighting. For example, if the weighting of one basket asset is greater than the weighting of another basket asset, a 5% decrease in the value of the basket asset with the greater weighting will have a greater impact on the basket closing value than a 5% increase in the value of the basket asset with the lesser weighting. SPDR® S&P 500® ETF Trust, which is the more heavily weighted basket asset will have a larger impact on the basket return than the lesser weighted basket assets.

♦

There is no affiliation between any basket asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the basket asset issuers. However, we are not affiliated with any basket asset issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into each basket asset and the basket asset issuers. The basket asset issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The basket asset issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting a basket asset, the calculation agent may make adjustments to the initial basket asset price of the affected basket asset. However, the calculation agent will not make an adjustment in response to all events that could affect a basket asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following certain corporate events relating to the issuer of a basket asset where such issuer is not the surviving entity, the amount you receive at maturity may be based on an equity security of a successor to the respective issuer of such basket asset in combination with any cash or any other assets distributed to holders of the basket asset in such corporate event. If the issuer of a basket asset becomes subject to (i) a corporate event whereby the basket asset is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, or (iii) the basket asset is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. Following a delisting or suspension from trading or discontinuance of the basket asset, the amount you receive at maturity may be based on a share of another exchange traded fund or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the Optimization & Performance Strategies product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the Optimization & Performance Strategies product supplement.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket assets and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket assets, may adversely affect the market prices of the basket assets and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket assets, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the amount you receive at maturity of the Securities. The calculation agent may postpone the trade date or final valuation date (with corresponding postponements to the settlement date and maturity date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the maximum gain, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 18 and “Supplemental U.S. Tax Considerations” beginning on page PS-66 of the Optimization & Performance Strategies product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are specified on the cover of this pricing supplement; amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 2 years
Initial Basket Level:	100
Multiplier:	3.00
Maximum Gain:	22.60%
Range of Underlying Basket Performance:*	40% to -100%

*	The underlying basket performance range is provided for illustrative purposes only.

Final Basket Level	Basket Return*	Payment at Maturity	Security Total Return at Maturity
140.000	40.00%	$12.26	22.60%
135.000	35.00%	$12.26	22.60%
130.000	30.00%	$12.26	22.60%
125.000	25.00%	$12.26	22.60%
120.000	20.00%	$12.26	22.60%
115.000	15.00%	$12.26	22.60%
110.000	10.00%	$12.26	22.60%
107.533	7.53%	$12.26	22.60%
106.000	6.00%	$11.80	18.00%
104.000	4.00%	$11.20	12.00%
102.000	2.00%	$10.60	6.00%
100.000	0.00%	$10.00	0.00%
90.000	-10.00%	$9.00	-10.00%
80.000	-20.00%	$8.00	-20.00%
70.000	-30.00%	$7.00	-30.00%
60.000	-40.00%	$6.00	-40.00%
50.000	-50.00%	$5.00	-50.00%
40.000	-60.00%	$4.00	-60.00%
30.000	-70.00%	$3.00	-70.00%
20.000	-80.00%	$2.00	-80.00%
10.000	-90.00%	$1.00	-90.00%
0.000	-100.00%	$0.00	-100.00%

*	The basket return excludes any cash dividend payments on the basket assets.

Example 1 — The Final Basket Level is 104.000 (resulting in a Basket Return of 4.00%).

Because the basket return is 4.00%, UBS will pay you 3.00 × the basket return, or a 12.00% total return, and the payment at maturity per $10 principal amount of the Securities will be calculated as follows:

$10 + ($10 × 3.00 × 4%)

= $10 + $1.20

= $11.20

Example 2 — The Final Basket Level is 135.000 (resulting in a Basket Return of 35.00%).

Because 3.00 × the basket return of 35.00% is greater than the maximum gain of 22.60%, UBS will pay you the maximum gain of 22.60%, and the payment at maturity will be calculated as follows:

$10 + ($10 × 22.60%)

= $10 + $2.26

= $12.26

Example 3 — The Final Basket Level is 100.000 (resulting in a Basket Return of 0.00%).

Because the basket return is 0%, UBS will repay the principal amount and the payment at maturity is equal to $10 per Security.

Example 4 — The Final Basket Level is 50.000 (resulting in a Basket Return of -50.00%).

Because the basket return is -50%, UBS will pay you less than the principal amount and the payment at maturity per Security is as follows:

$10 + ($10 x -50%) =

$5.00

Accordingly, if the final basket level is less than the initial basket level, UBS will pay you less than the principal amount, if anything, resulting in a loss on your principal amount that is proportionate to the basket return and, in extreme situations you could lose all of your initial investment.

Basket Information

All disclosures contained in this pricing supplement regarding each basket asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket asset.

Included on the following pages is a brief description of the issuers of the respective basket assets. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket assets. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first, second and third calendar quarters of 2014. Partial data is provided for the fourth calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket assets as an indication of future performance.

Each of the basket assets is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket assets with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket assets under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares® MSCI® EAFE ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI® EAFE ETF (the “EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the EFA Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund.

The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI® EAFE® Index. The EFA Fund will generally invest at least 90% of its assets in the securities of the MSCI® EAFE® Index and depositary receipts representing the securities of the MSCI® EAFE® Index. The EFA Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the MSCI® EAFE® Index, but which BFA believes will help the EFA Fund track the MSCI® EAFE® Index.

BFA uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI® EAFE® Index that collectively has an investment profile similar to the MSCI® EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI® EAFE® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI® EAFE® Index.

The MSCI® EAFE® Index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI® EAFE® Index at any time. The MSCI® EAFE® Index has been developed by MSCI as an equity benchmark for its international stock performance.

As of September 30, 2014, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.34% of the EFA Fund’s average daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.

As of September 30, 2014, the EFA Fund includes stocks from Europe, Australasia (Australia and Asia) and the Far East, including the following 22 developed markets: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As of September 30, 2014, the EFA Fund’s three primary components were financials, industrials and consumer discretionary.

In making your investment decision you should review the prospectus related to the EFA Fund, dated December 1, 2014, filed by iShares Trust (“the EFA Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1100663/000119312514429046/d819728d497k.htm

In addition, the EFA Fund Prospectus is available on EFA Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EFA Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-92935 and 811-09729. The EFA Fund’s website is http://us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EFA Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the EFA Fund on December 22, 2014 was $62.00. Past performance of the basket asset is not indicative of the future performance of the basket asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51
7/1/2010	9/30/2010	$55.42	$47.09	$54.92
10/1/2010	12/31/2010	$59.46	$54.25	$58.23
1/3/2011	3/31/2011	$61.91	$55.31	$60.09
4/1/2011	6/30/2011	$63.87	$57.10	$60.14
7/1/2011	9/30/2011	$60.80	$46.66	$47.75
10/3/2011	12/30/2011	$55.57	$46.45	$49.53
1/3/2012	3/30/2012	$55.80	$49.15	$54.90
4/2/2012	6/29/2012	$55.51	$46.55	$49.96
7/2/2012	9/28/2012	$55.15	$47.62	$53.00
10/1/2012	12/31/2012	$56.88	$51.96	$56.82
1/2/2013	3/28/2013	$59.89	$56.90	$58.98
4/1/2013	6/28/2013	$63.53	$57.03	$57.38
7/1/2013	9/30/2013	$65.05	$57.55	$63.79
10/1/2013	12/31/2013	$67.06	$62.71	$67.06
1/2/2014	3/31/2014	$68.03	$62.31	$67.17
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.25	$64.12	$64.12
10/1/2014*	12/22/2014*	$64.51	$59.53	$62.00
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through December 22, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the EFA Fund from January 2, 2003 through December 22, 2014, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

iShares® MSCI® Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI® Emerging Markets ETF (“EEM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the EEM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares Trust. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI® Emerging Markets Index. The EEM Fund will generally invest at least 90% of its assets in the securities of the MSCI® Emerging Markets Index and in American depositary receipts or global depositary receipts based on securities of the MSCI® Emerging Markets Index. The EEM Fund may invest the remainder of its assets in other securities, including securities not in the MSCI® Emerging Markets Index, but which BFA believes will help the EEM Fund track the MSCI® Emerging Markets Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its MSCI® Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI® Emerging Markets Index that collectively has an investment profile similar to the MSCI® Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI® Emerging Markets Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI® Emerging Markets Index.

The MSCI® Emerging Markets Index is a theoretical financial calculation while the EEM Fund is an actual investment portfolio. The performance of the EEM Fund and the MSCI® Emerging Markets Index may vary due to transaction costs, foreign currency valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EEM Fund’s portfolio and the MSCI® Emerging Markets Index resulting from legal restrictions (such as diversification requirements that apply to the EEM Fund but not to the MSCI® Emerging Markets Index) or the use of representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EEM Fund, using representative sampling, can be expected to have a greater tracking error than an ETF using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its target index in approximately the same proportions as in the target index.

The EEM Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the EEM Fund will concentrate its investments to approximately the same extent that the MSCI® Emerging Markets index concentrates in the stocks of such particular industry or group of industries.

The MSCI® Emerging Markets® Index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI® Emerging Markets Index at any time. The MSCI® Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of September 30, 2014, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.67% of the EEM Fund’s average daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of September 30, 2014, the EEM Fund held stocks from the following 24 emerging markets: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hong Kong, Hungary, India, Indonesia, Malaysia, Mexico, Peru, the Philippines, Poland, Qatar, the Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

As of September 30, 2014, the EEM Fund’s held stocks in the following 10 industry sectors: Financials (27.21%), Information Technology (16.69%), Energy (9.91%), Consumer Discretionary (8.95%), Materials (8.32%), Consumer Staples (8.22%), Telecommunication Services (7.73%), Industrials (6.56%), Utilities (3.57%) and Health Care (2.04%).

In making your investment decision you should review the prospectus related to the EEM Fund, dated December 30, 2013, filed by iShares, Inc. (“the EEM Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/930667/000119312513487486/d641341d497k.htm

In addition, the EEM Fund Prospectus is available on EEM Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EEM Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EEM Fund Prospectus.

Information filed by iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 033-97598 and 811-09102 or its CIK Code: 0000930667. The EEM Fund’s website is http://www.ishares.com/us/products/239637/ishares-msci-emerging-markets-etf. We are not incorporating by reference the website or any material it includes in this pricing supplement. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EEM Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the EEM Fund on December 22, 2014 was $39.38. Past performance of the basket asset is not indicative of the future performance of the basket asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/3/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/3/2011	12/30/2011	$42.80	$34.36	$37.94
1/3/2012	3/30/2012	$44.76	$38.23	$42.94
4/2/2012	6/29/2012	$43.54	$36.68	$39.19
7/2/2012	9/28/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35
1/2/2013	3/28/2013	$45.20	$41.80	$42.78
4/1/2013	6/28/2013	$44.23	$36.63	$38.57
7/1/2013	9/30/2013	$43.29	$37.34	$40.77
10/1/2013	12/31/2013	$43.66	$40.44	$41.77
1/2/2014	3/31/2014	$40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014*	12/22/2014*	$42.44	$37.73	$39.38

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through December 22, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the EEM Fund from January 2, 2004 through December 22, 2014, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

SPDR® S&P 500® ETF Trust

We have derived all information contained in this pricing supplement regarding the SPDR® S&P 500® ETF Trust (the “SPY Trust”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR 500 Trust and State Street Bank and Trust Company, the trustee of the SPDR 500 Trust (the “Trustee”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPDR 500 Trust.

The SPDR 500 Trust is a unit investment trust that issues securities called “Trust Units” or “Units” of the SPDR 500 Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR 500 Trust. The SPDR 500 Trust is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPDR 500 Trust to conform to changes in the composition and/or weighting structure of the S&P 500® Index. Although the SPDR 500 Trust may at any time fail to own certain securities included within the S&P 500® Index, the SPDR 500 Trust will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of the selected stocks of five-hundred (500) United States companies, all of which are listed on national stock exchanges and spans over 25 separate industry groups. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of September 30, 2014, ordinary operating expenses of the SPDR 500 Trust are expected to accrue at an annual rate of 0.0945% of the SPDR 500 Trust’s daily net asset value. Expenses of the SPDR 500 Trust reduce the net value of the assets held by the SPDR 500 Trust and, therefore, reduce the value of each unit of the SPDR 500 Trust.

As of September 30, 2014, the SPDR 500 Trust’s top holdings were stocks of U.S. companies in the following industry sectors: Information Technology (19.65%), Financials (16.29%), Health Care (13.88%), Consumer Discretionary (11.69%), Industrials (10.31%), Energy (9.69%), Consumer Staples (9.54%), Materials (3.45%), Utilities (2.98%) and Telecommunication Services (2.43%).

In making your investment decision you should review the prospectus related to the SPDR 500 Trust, dated January 22, 2014, filed by PDR Services, LLC (“the SPDR 500 Trust Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/884394/000119312514017418/d632038d485bpos.htm

In addition, the SPDR 500 Trust Prospectus is available on SPDR 500 Trust’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the SPDR 500 Trust Prospectus entitled “Principal Risks of Investing in the Trust” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPDR 500 Trust Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Information filed by the SPDR 500 Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 033-46080 and 811-06125. The SPDR 500 Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=spy. Shares of the SPDR 500 Trust are listed on the NYSE Arca under ticker symbol “SPY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPY Trust, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of the SPY Trust on December 22, 2014 was $207.47. Past performance of the basket asset is not indicative of the future performance of the basket asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22
7/1/2010	9/30/2010	$114.79	$102.20	$114.12
10/1/2010	12/31/2010	$125.92	$113.75	$125.78
1/3/2011	3/31/2011	$134.57	$126.21	$132.51
4/1/2011	6/30/2011	$136.54	$126.81	$131.97
7/1/2011	9/30/2011	$135.46	$112.26	$113.17
10/3/2011	12/30/2011	$128.68	$109.93	$125.50
1/3/2012	3/30/2012	$141.61	$127.49	$140.72
4/2/2012	6/29/2012	$141.79	$128.10	$136.27
7/2/2012	9/28/2012	$147.24	$133.51	$143.93
10/1/2012	12/31/2012	$146.27	$135.70	$142.52
1/2/2013	3/28/2013	$156.73	$145.53	$156.55
4/1/2013	6/28/2013	$167.11	$154.14	$160.01
7/1/2013	9/30/2013	$173.14	$161.16	$168.10
10/1/2013	12/31/2013	$184.67	$165.48	$184.67
1/2/2014	3/31/2014	$188.26	$174.15	$187.04
4/1/2014	6/30/2014	$196.48	$181.48	$195.72
7/1/2014	9/30/2014	$201.82	$190.99	$197.02
10/1/2014*	12/22/2014*	$208.00	$186.27	$207.47

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through December 22, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the SPY Trust from January 3, 2000 through December 22, 2014, based on information from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-66 of the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, you should generally not accrue any income with respect to your Securities prior to their maturity, sale or exchange and you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the ”constructive ownership” rules discussed below, such gain or loss should generally be long-term capital gain or loss if you have held the Securities for more than one year (otherwise, such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Because the Securities are linked to a basket of shares of exchange-traded funds, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “pass-thru entities” (including regulated investment companies such as exchange trades funds, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-66 of the accompanying product supplement) in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Securities).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “pass-thru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the basket assets, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the basket assets directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Securities. However, it is also possible that all or a portion of your gain with respect to the Securities could be treated as “Excess Gain” because the basket assets are comprised solely of exchange traded funds, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the Securities the holder had invested, pro rata, the principal amount of the Securities in shares of the basket assets and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Securities could be “Excess Gain” if you purchase the Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the basket assets. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, (particularly in respect of application of the “constructive ownership” rule), it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as discussed further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-69 of the Optimization & Performance Strategies product supplement. If the Internal Revenue Service (”IRS”) were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein. The risk that the Securities may be recharacterized for the United States federal income tax purposes as instruments treated as a single-contingent debt instrument or otherwise giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year) is higher than with other equity-linked securities that do not guarantee full repayment of principal. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Securities.

The IRS could also possibly assert that you should be treated as owning the components of any basket asset. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-66 of the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 871(m) of the Code and “FATCA” (discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether any basket asset issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of a basket asset and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the basket assets as United States real property holding corporations and the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including shares of the basket assets), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents for securities acquired on or after March 5, 2014. Under an IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, could have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013 House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax adviser regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their tax advisors as to the U.S. federal, state, local and other tax (including non-U.S. tax) consequences (including those of the jurisdictions of the underlying equity constituents comprising the basket assets) to them of the purchase, ownership and disposition of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.